Exhibit 5.2

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

October 29, 2010

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Re:	Tsakos Energy Navigation Limited — Registration Statement on Form F-3

(Registration No. 333-159218)

Ladies and Gentlemen:

We are acting as special U.S. counsel to Tsakos Energy Navigation Limited, a Bermuda company (the “Company”), in connection with the public offering and sale by the Company of 7,623,318 common shares, including preferred share purchase rights (the “Rights”), par value $1.00 per share (the “Shares”) pursuant to an effective registration statement on Form F-3 (Registration Number 333-159218) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Company’s preliminary prospectus supplement, dated October 26, 2010 (the “Preliminary Prospectus Supplement”), and the accompanying prospectus, dated July 14, 2009 (together with the Preliminary Prospectus Supplement, the “Prospectus”), which was filed with the Commission on October 27, 2010 pursuant to Rule 424(b)(5) promulgated under the Securities Act.

In connection with this opinion letter, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Rights Agreement, dated as of September 29, 2005, between the Company and The Bank of New York, as Rights Agent (the “Rights Agreement”), (iv) the Company’s Certificate of Incorporation, Certificates of Incorporation on Change of Name, Certificate of Registration of Altered Memorandum of Association, Memorandum of Association and Bye-laws and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing and the limitations and qualifications described below, we are of the opinion that:

Assuming that under the laws of Bermuda, the Rights Agreement has been duly authorized, validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, to the extent governed by the laws of the State of New York, the Rights Agreement has been duly authorized, validly executed and delivered by the Company and the Rights Agreement and the Rights constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms.

The opinions expressed herein are limited to the laws of the State of New York. In addition, the opinion with respect to enforceability is subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other laws affecting creditors’ rights generally from time to time in effect and the general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

This opinion has been prepared for use in connection with the filing by the Company of a Current Report on Form 6-K, which will be incorporated by reference into the Registration Statement and the Prospectus.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the above-described Form 6-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP